UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2005

WENDY’S INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8116	31-0785108
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio	43017-0256
(Address of principal executive offices)	(Zip Code)

(614) 764-3100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Company has two bonus plans which apply to Executive Officers, the Senior Executive Annual Performance Plan (the “Senior Plan”) and the Executive Annual Performance Plan (the “Executive Plan”).

Under the Senior Plan John T. Schuessler, Kerrii B. Anderson and Thomas J. Mueller receive annual cash bonuses based on the extent to which the Company meets or exceeds specified earnings per share and return on assets goals. Part of Mr. Mueller’s bonus opportunity is also based on the extent to which the Wendy’s North America income goal for the year is met or exceeded. As noted in the Company’s November 30, 2004 Form 8-K, due to the impact of the Baja Fresh goodwill impairment charge on the performance goals under the Senior Plan, Mr. Schuessler and Mrs. Anderson will not be awarded bonuses for 2004 and Mr. Mueller will receive a partial bonus only if the Wendy’s North America income goal for the year is met or exceeded.

Under the Executive Plan participants (including Executive Officers other than Mr. Schuessler, Mrs. Anderson and Mr. Mueller, each of whom participates only in the Senior Plan as described above) receive annual cash incentive awards based on the extent to which the Company meets or exceeds specified earnings per share, return on assets and, for certain participants, Wendy’s North America or International Division income goals for the year. As previously disclosed, the earnings per share and return on assets goals under the Executive Plan for 2004 were adjusted by the Company’s Compensation Committee in 2004 to exclude the impact of the Baja Fresh goodwill impairment charge.

On January 27, 2005, after discussions with its external auditors and its Audit Committee, the Company announced its intent to change its accounting for certain leases. Many companies in the restaurant industry have recently changed their accounting for leases and leasehold improvements based on a change in a long-standing interpretation of generally accepted accounting principles. The change is not expected to be material to the Company’s financial condition (balance sheet), and it will not affect the Company’s cash flows or the timing or amount of lease payments, as it relates solely to accounting treatment. Although the Company is still analyzing the relevant information related to this change in accounting to quantify the impact on the Company’s results, on February 3, 2005, pursuant to the terms of the Executive Plan, the Compensation Committee adjusted the performance goals under the Executive Plan to also exclude the impact of the change in lease accounting. No adjustment was made to the International Division income goals or to the performance goals established under the Senior Plan.

The adjustment was made under the Executive Plan after consideration of the particular circumstances under which the change in lease accounting was made, including that the change is non-cash and that it was not contemplated at the time the 2004 performance goals under the Executive Plan were established. The aggregate amount expected to be awarded for 2004 to Executive Officers who are participants in the Executive Plan is approximately $2.5 million. The aggregate amount paid to Executive Officers under the Executive Plan for 2003 was $3.6 million.

Item 7.01	Regulation FD Disclosure.

On February 7, 2005, the Company issued a press release announcing an increase in its annual dividend, reporting its January sales results and disclosing other information. A copy of this press release is attached hereto as Exhibit 99.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99 — Press release issued by the Company dated February 7, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY’S INTERNATIONAL, INC.

/s/	Kerrii B. Anderson

Kerrii B. Anderson Executive Vice President & Chief Financial Officer

Date February 7, 2005